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                 [SHAW, PITTMAN, POTTS & TROWBRIDGE LETTERHEAD]

                               September 27, 1996


Crescent Real Estate Equities, Inc.
900 Third Avenue, Suite 1800
New York, New York 10022

Ladies and Gentleman:

        We have acted as counsel to Crescent Real Estate Equities, Inc., a Maryland corporation (the "Company"), in connection with the registration of up to 11,500,000 shares (including the underwriters' overallotment option, if exercised) of its common stock, par value $0.01 per share (the "Shares"), pursuant to a Registration Statement on Form S-3 (Registration No. 33-97794), including the prospectus and all amendments, exhibits and documents related thereto (collectively, the "Registration Statement"), under the Securities Act of 1933, as amended, and with the proposed sale of the Shares to the public through certain underwriters.

        Based upon our examination of the originals or copies of such documents, corporate records, certificates of officers of the Company and other instruments as we have deemed necessary and upon the laws as presently in effect, we are of the opinion that the Shares have been duly authorized for issuance by the Company, and that upon issuance and delivery in accordance with the purchase agreement and related terms agreement referred to in the Registration
Statement, the Shares will be validly issued, fully paid and nonassessable.

        We hereby consent to the incorporation by reference of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Shaw, Pittman, Potts & Trowbridge under the caption "Legal Matters" in the prospectus.

                                        Very truly yours,



                                        /s/ SHAW, PITTMAN, POTTS & TROWBRIDGE
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                                            SHAW, PITTMAN, POTTS & TROWBRIDGE